Exhibit 2

Appendix 4E

Preliminary final report
Year end 31 March 2006

Rinker Group Limited

Appendix 4E

Preliminary final report
Period ending 31 March 2006

This preliminary final report is provided to the ASX under Listing Rule 4.3A

1.  DETAILS OF THE REPORTING PERIOD AND THE PREVIOUS CORRESPONDING PERIOD

ABN or equivalent company reference	Reporting period	Previous corresponding period
53 003 433 118	Year ended 31 March 2006	Year ended 31 March 2005

2.  RESULTS FOR ANNOUNCEMENT TO MARKET

		US$ MILLION	US$ MILLION
		2006	2005

2.1	Revenues	5,108.4	4,309.7
	Percentage increase on previous period	18.5%

2.2	Profit after tax attributable to members of Rinker Group Limited	740.2	493.2
	Percentage increase on previous period	50.1%

2.3	Net profit attributable to members of Rinker Group Limited	740.2	493.2
	Percentage increase on previous period	50.1%

2.4

Dividends	Amount per security	Franked amount per security

Final Dividend (2005)	14 cents (A$) per share	60%
Interim Dividend (2006)	14 cents (A$) per share	60%
Final Dividend (2006)	24 cents (A$) per share	60%
Special Dividend (2006)	40 cents (A$) per share	0%

The final and special dividends in respect of ordinary shares for the year ended 31 March 2006 have not been recognised in this financial report because they were declared after 31 March 2006.

2.5	Record date for determining entitlements to the final and special dividends	9 June 2006

3. CONSOLIDATED INCOME STATEMENT

		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	NOTE	2006	2005

Trading revenue		5,108.4	4,309.7
Cost of sales		(2,666.3)	(2,399.2)
Warehouse and distribution costs		(1,015.2)	(824.6)
Selling, general and administrative costs		(373.8)	(343.1)
Share of profits from investments accounted for using the equity method		32.6	35.1
Other income	3.1	68.4	21.1
Other expenses	3.1	(8.5)	(23.9)
Profit before finance and income tax expense		1,145.6	775.1
Interest income		21.7	22.2
Finance costs		(41.8)	(54.2)
Profit before income tax expense		1,125.5	743.1
Income tax expense		(381.9)	(244.9)
Net profit		743.6	498.2

Net profit attributable to minority interests		3.4	5.0
Net profit attributable to members of Rinker Group Limited		740.2	493.2

		(cents per share)
Earnings per share based on net profit attributable to members of Rinker Group Limited
Basic		80.5	52.4
Diluted		80.2	52.3

Weighted average number of shares outstanding
Basic		919.8	941.2
Diluted		922.6	942.2

Exchange rate (A$=US$)		0.7471	0.7357

NOTES TO THE CONSOLIDATED INCOME STATEMENT

3.1. OTHER INCOME AND EXPENSES

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005

OTHER INCOME
Net gains on disposals of investments and surplus property, plant and equipment	59.0	11.9
Net gains on disposals of operating property, plant and equipment and other assets	5.2	4.6
Net gains from sales of assets	64.2	16.5
Dividend income	1.0	0.4
Other	3.2	4.2
Total other income	68.4	21.1

EXPENSES
Net losses on disposals of investments and surplus property, plant and equipment	—	(17.1)
Net losses on disposals of operating property, plant and equipment and other assets	(8.4)	(6.2)
Net loss on sale of assets	(8.4)	(23.3)
Other restructuring and impairment costs	(0.1)	(0.3)
Other	—	(0.3)
Total other expenses	(8.5)	(23.9)

3.2.  SIGNIFICANT ITEMS

During the year ended 31 March 2006, Readymix disposed of its interest in Emoleum.  A gain on disposal of US$15.7 million, net of tax, was recognised in the financial statements.  In addition, Rinker Materials disposed of a property at Buffalo Road, Las Vegas, Nevada.  The gain on disposal was US$19.8 million, net of tax.

During the year ended 31 March 2005, Rinker Materials disposed of its pre-stressed concrete (Prestress) and polyethylene pipe (Polypipe) businesses.  A gain on the disposal of Polypipe of US$7.0 million and a loss on the disposal of Prestress of (US$13.9 million), net of tax, were recognised in the financial statements.

3.3. DEPRECIATION, DEPLETION AND AMORTISATION

Amounts incurred for depreciation, depletion and amortisation of prepayments and other non-current assets	17.3	10.5
property, plant and equipment	190.5	181.1
other intangibles	1.1	3.4
Total depreciation, depletion and amortisation	208.9	195.0

3.4. OTHER DISCLOSURES

Bad debts written off
trade receivables	2.0	2.9

4. CONSOLIDATED BALANCE SHEET

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2006	2005

CURRENT ASSETS
Cash and cash equivalents	289.1	588.2
Receivables	672.3	590.3
Inventories	330.9	300.9
Other current assets	20.7	25.7
Current assets	1,313.0	1,505.1

NON-CURRENT ASSETS
Receivables	45.2	58.0
Inventories	8.6	10.0
Investments accounted for using the equity method	132.9	159.6
Other financial assets	32.6	22.5
Property, plant and equipment	1,963.4	1,811.0
Intangibles, including goodwill	901.7	816.1
Other non-current assets	59.8	36.8
Non-current assets	3,144.2	2,914.0
Total assets	4,457.2	4,419.1

CURRENT LIABILITIES
Payables	542.2	494.3
Borrowings	5.4	257.1
Income tax liabilities	62.4	26.6
Provisions	76.2	72.6
Current liabilities	686.2	850.6

NON-CURRENT LIABILITIES
Payables	94.1	46.7
Borrowings	645.2	610.9
Net deferred income tax liabilities	205.8	230.0
Provisions	138.6	129.8
Non-current liabilities	1,083.7	1,017.4
Total liabilities	1,769.9	1,868.0
Net assets	2,687.3	2,551.1

EQUITY
Contributed equity	1,138.7	1,475.9
Shares held in trust	(44.2)	(21.1)
Reserves	182.4	230.9
Retained profits	1,401.3	858.1
Equity attributable to members of Rinker Group Limited	2,678.2	2,543.8
Minority interests	9.1	7.3
Total Equity	2,687.3	2,551.1

Exchange rate (A$=US$)	0.7155	0.7713

5. CONSOLIDATED CASH FLOW STATEMENT

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers	5,320.3	4,489.2
Payments to suppliers and employees	(4,070.0)	(3,615.8)
Dividends and distributions received	30.5	15.7
Interest received	22.4	20.8
Income taxes paid	(360.8)	(231.1)
Net cash from operating activities	942.4	678.8

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and other non-current assets	(383.7)	(281.1)
Proceeds from sale of property, plant and equipment and other non-current assets	63.4	13.2
Purchase of controlled entities and businesses net of cash acquired	(160.8)	(33.2)
Proceeds from sale of interests in controlled entities and businesses	53.7	104.8
Loans and receivables advanced	(19.9)	(22.1)
Loans and receivables repaid	37.0	40.8
Net cash (used in) investing activities	(410.3)	(177.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,222.7	1,418.3
Repayments of borrowings	(1,438.7)	(1,478.8)
Dividends paid	(193.5)	(104.1)
Minority interest distributions, net of cash contributions	(1.7)	(2.6)
Payments for Rinker Group Limited share buyback	(337.2)	(21.9)
Proceeds from issue of shares	—	0.7
Interest and other finance costs paid	(43.2)	(49.2)
Payments for shares held in trust	(22.7)	(19.4)
Net cash (used in) financing activities	(814.3)	(257.0)

NET (DECREASE) INCREASE IN CASH HELD	(282.2)	244.2
Cash and cash equivalents at the beginning of the financial year	588.2	328.5
Effect of exchange rate changes	(16.9)	15.5
Cash and cash equivalents at the end of the financial year	289.1	588.2

Reconciliation of net profit to net cash from operating activities
Net profit	743.6	498.2
Depreciation, depletion and amortisation	208.9	195.0
Transfer to provisions	1.9	18.6
Interest expense	36.5	46.0
(Profit) loss on asset sales	(58.9)	3.2
(Increase) in trade receivables	(86.5)	(71.2)
(Increase) in current inventories	(34.2)	(58.5)
Decrease in other assets	2.1	6.8
Increase in trade payables and other creditors and accruals	95.9	33.0
Net change in tax balances	21.1	15.3
Other	12.0	(7.6)
Net cash from operating activities	942.4	678.8

Exchange rate (A$=US$)	0.7471	0.7357

6. DETAILS OF INDIVIDUAL AND TOTAL DIVIDENDS AND DIVIDEND PAYMENTS

6.1 INDIVIDUAL DIVIDENDS PER SECURITY

		A$ (cents)		A$ (cents)
	Date dividend is	Amount per	Franked amount per	Amount per security of
	payable	security	security at 30% tax	foreign source dividend

Special dividend
Current Year	4 July 2006	40 cents	0%	40.0

Final dividend
Current Year	4 July 2006	24 cents	60%	9.6
Previous Year	1 July 2005	14 cents	60%	5.6

Interim dividend
Current Year	12 December 2005	14 cents	60%	5.6
Previous Year	13 December 2004	7 cents	100%	Nil

The final and special dividends in respect of ordinary shares were declared on 11 May 2006.  The record date to determine the final and special dividend entitlement is 9 June 2006.  The final and special dividends in respect of ordinary shares for the year ended 31 March 2006 have not been recognised in the financial report because they were declared after 31 March 2006.

The unfranked portion of the final and special dividends will be paid from Rinker’s conduit foreign income amount.  This is substantially the same as the foreign dividend account that dividends were paid from under now superseded legislation.

See attached press release for information on a proposed capital return.

7.  DIVIDEND REINVESTMENT PLAN

Rinker Group Limited does not have a dividend reinvestment plan

The last date(s) for receipt of election notices for the dividend reinvestment plans	N/A

Any other disclosures in relation to dividends (distributions)

Effective 27 April 2005, ADRs, which previously represented 10 Rinker ordinary shares now represent five Rinker ordinary shares.  This change had no impact on the contributed equity of Rinker Group Limited.  Holders of Rinker American Depositary Receipts (ADRs) in the United States, will receive a dividend of five times the dividend per ordinary share noted above.

8. RECONCILIATION OF CHANGES IN SHAREHOLDERS’ EQUITY

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005
ISSUED AND PAID-UP CAPITAL
Balance at the beginning of the financial year	1,475.9	1,497.1
Buyback of shares	(337.2)	(21.9)
Issue of shares	—	0.7
Balance at the end of the financial year	1,138.7	1,475.9

SHARES HELD IN TRUST
Balance at the beginning of the financial year	(21.1)	(1.2)
Shares purchased and held in trust	(23.1)	(19.9)
Balance at the end of the financial year	(44.2)	(21.1)

FOREIGN CURRENCY TRANSLATION RESERVE
Balance at the beginning of the financial year	225.3	196.6
Exchange differences relating to overseas net assets net (loss) gain on translation	(60.6)	28.7
Foreign currency translation reserve of controlled entity transferred to (profit) on sale	(2.3)	—
Balance at the end of the financial year	162.4	225.3

HEDGING RESERVE
Balance at the beginning of the financial year	—	—
Gain taken to equity	1.4	—
Adjustment on change in accounting policy	1.9	—
Tax impact of (gain) on hedging reserve	(0.6)	—
Balance at the end of the financial year	2.7	—

EQUITY BASED COMPENSATION RESERVE
Balance at the beginning of the financial year	5.6	0.2
Compensation on share-based transactions	8.7	4.0
Tax impact of equity based compensation	3.0	1.4
Balance at the end of the financial year	17.3	5.6

RETAINED PROFITS
Balance at the beginning of the financial year	858.1	472.9
Actuarial (loss) gain on employee benefits	(4.3)	(4.0)
Tax impact of employee benefits	1.7	1.6
Net profit attributable to members of Rinker Group Limited	740.2	493.2
Total available for appropriation	1,595.7	963.7
Dividends	(194.4)	(105.6)
Balance at the end of the financial year	1,401.3	858.1
Total shareholders’ equity attributable to members of Rinker Group Limited	2,678.2	2,543.8

9. NET TANGIBLE ASSETS PER SECURITY (NTA)

Net tangible asset backing per ordinary share	1.95	1.84

10. DETAILS OF ENTITIES OVER WHICH CONTROL HAS BEEN GAINED OR LOST DURING THE PERIOD

US$ MILLION	CONSIDERATION	NET TANGIBLE ASSETS
Businesses and controlled entities acquired during the year (a)	164.3	69.2

US$MILLION	GAIN (LOSS) ON DISPOSAL	NET TANGIBLE ASSETS
Businesses and controlled entities disposed during the year	24.1	25.5

(a)          Total consideration is primarily composed of the acquisition of Keys Concrete on 2 March 2006 and the acquisition of Carder Concrete on 1 October 2005.  However, none of the acquisitions during the 12 months ended 31 March 2006 or 2005 is individually material to the results of Rinker group.  The initial accounting for the Keys Concrete acquisition including the cost of the combination and designation of the fair values assigned to the assets and liabilities has been determined provisionally, due to the proximity to year end.  Any adjustments to these provisional values will be recognised during the financial year ended
31 March 2007.

11.  DETAILS OF ASSOCIATE ENTITIES

			Contributions to
			Net profit (where material)
	Reporting entity’s % holding		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005	2006	2005
Name of associate/joint venture
Cement Australia Holdings Pty Limited (a)	25%	25%	16.6	19.8
Other immaterial associates			4.2	2.1
Associates (b)			20.8	21.9
Cement Australia Partnership (a)	25%	25%	8.6	8.8
Other immaterial partnerships			3.2	4.4
Partnerships			11.8	13.2
Total associate entities			32.6	35.1

(a)          The year end is 31 December.

(b)         Not quoted on stock exchange.

Group’s aggregate share of associate entities profits/(losses)

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2006	2005
Share of associate entities’ profit before income tax expense	37.8	29.9
Share of income tax expense	(5.2)	5.2
Share of net profit of associate entities	32.6	35.1

12. OTHER SIGNIFICANT INFORMATION

Details of any other significant information needed by an investor to make an informed assessment of the entity’s financial performance and financial position

Australian Adoption of A-IFRS

The consolidated entity changed its accounting policies on 1 April 2005 to comply with Australian Equivalents to International Financial Reporting Standards (‘A-IFRS’).  The transition to A-IFRS is accounted for in accordance with Accounting Standard AASB 1 “First-time Adoption of Australian Equivalents to International Financial Reporting Standards”, with 1 April 2004 as the date of transition.  The superseded policies were in accordance with Australian Generally Accepted Accounting Principles (‘AGAAP’).  The principal impact of A-IFRS on reported results is the reduction in goodwill amortisation expense to zero.  Prior to the adoption of
A-IFRS Rinker’s goodwill amortisation expense during the year ended 31 March 2005 was US$56.3 million.

Presentation of information in US dollars

Rinker’s US and Australian subsidiaries each generate virtually all revenue and incur all costs in their local currency.  As a result, directors believe their performance is best measured in their local currency.  At the group level, Rinker Materials represents around 80% of earnings.  As a result, US$ performance represents the most appropriate measure of Rinker’s performance and value.  Under A-IFRS, Rinker’s selected reporting currency is US$, although Readymix results will continue to be disclosed in both US$ and A$.

13. ACCOUNTING STANDARDS USED IN COMPILING THIS REPORT

This report has been prepared in accordance with Australian Equivalents to International Financial Reporting Standards (A-IFRS) and other mandatory professional reporting requirements.

14.  COMMENTARY ON THE RESULTS FOR THE PERIOD

See attached press release.

14.1  EARNINGS PER SECURITY (EPS)

The following reflects the income and share data used in the basic and diluted earnings per share calculations:

	Number of shares (millions)
	2006	2005
Weighted average number of ordinary shares outstanding	923.9	942.1
Less: Weighted average shares held in trust	(4.1)	(0.9)
Weighted average number of ordinary shares for basic earnings per share	919.8	941.2
Effect of dilution:
Long-term incentive plan	2.8	1.0
Weighted average number of ordinary shares adjusted for the effect of dilution	922.6	942.2

	US$MILLIONS
	(except per share amounts)
	2006	2005
Net profit attributable to members of Rinker Group Limited
Net profit attributable to members	740.2	493.2
Earnings per share (US cents)
Basic	80.5	52.4
Diluted	80.2	52.3

The basic earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited for the financial year by the weighted average ordinary shares outstanding, after deducting shares held in employee trusts under long-term compensation arrangements.

The diluted earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited by the basic number of shares above plus the notional exercise of outstanding long-term incentive awards, where these would be deemed to have a dilutive impact.

14.2 RETURNS TO SHAREHOLDERS INCLUDING DISTRIBUTIONS AND BUYBACKS

	ORDINARY SHARES		CONTRIBUTED
	FULLY PAID (a)		EQUITY
	(NUMBER OF SHARES)		(US$ MILLION)
YEAR ENDED 31 MARCH	2006	2005	2006	2005

PARTICULARS OF SHARES ISSUED DURING THE YEAR BY RINKER GROUP LIMITED

On issue 31 March	941,232,368	944,994,496	1,475.9	1,497.1
Share buyback (b)	(31,116,149)	(4,000,028)	(337.2)	(21.9)
Universal Share Plan (c)	—	237,900	—	0.7
Total movements during the period	(31,116,149)	(3,762,128)	(337.2)	(21.2)
On issue 31 March	910,116,219	941,232,368	1,138.7	1,475.9

(a)          Fully paid ordinary shares are listed on the Australian Stock Exchange, and carry one vote per share and the right to dividends.

(b)         On 12 May 2005, Rinker announced the commencement of a 12 month on-market share buyback of up to 10 per cent of its ordinary shares outstanding at that date.  31,116,149 shares were repurchased under the on-market buyback during the year to 31 March 2006, of which 26,203,823 related to the buyback announced 12 May 2005 and the remainder related to a previous buyback program ended 26 May 2005.  Shares repurchased were cancelled immediately on receipt.  During the year ended 31 March 2005, 4,000,028 shares were repurchased under the previous buyback program.

(c)          Rinker’s Universal Share Plan (USP) is open to all Australian employees who have been employed for at least one year.  The plan encourages general employee share ownership and enables participants to qualify for the limited favorable tax treatment available in Australia for broad-based employee share plans.  Employees may acquire a parcel of shares at market price and receive an equal number of additional shares for no further consideration.  These shares are not subject to performance conditions since they are being purchased with fixed compensation.

Prior to fiscal year 2006, the maximum number of shares available for each employee under the plan was set by the board on the recommendation of the compensation & human resources committee and was issued annually.  No loan facility is offered under USP.

During fiscal year 2005, 237,900 were issued in total to the 1,259 employees who participated in USP.  During 2006 the shares were purchased on-market during appropriate trading windows, and had no impact on shares outstanding.

Shares acquired under USP may not be disposed of before the earlier of the end of three years after the time of acquisition of the shares, or when the participant ceases to be employed by any Rinker Group company.  After that time, the participant may retain ownership of the shares or sell them.

15.  STATEMENTS IN RELATION TO ACCOUNTS AND AUDIT

This report is based on accounts which have been audited.

Sign here:	/s/ John Morschel	Date:	11 May 2006

Print name:	John Morschel
Chairman

Sign here:	/s/ David Clarke	Date:	11 May 2006

Print name:	David Clarke
Managing Director